[UNITED NATURAL FOODS, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
March 18, 2004

                         UNITED NATURAL FOODS ANNOUNCES
                        TWO-FOR-ONE SPLIT OF COMMON STOCK

Dayville, Connecticut - March 18, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI), today announced that its Board of Directors approved a two-for-one split of the Company's common stock that will be payable in the form of a stock dividend. Stockholders will receive one additional share of the Company's common stock for each share of common stock held on the record date of March 29, 2004. The additional shares will be delivered on or about April 19, 2004 by the Company's transfer agent, Continental Stock Transfer & Trust Company.

As of March 17, 2004, the Company had approximately 19.8 million shares of common stock outstanding. Following payment of the dividend, this number will increase to approximately 39.6 million. The market price for the Company's common stock, as reported by the Nasdaq National Market, will reflect the stock split beginning on April 20, 2004.

"We are pleased to announce our first stock split as a public company, which creates an opportunity to broaden our shareholder base and increase the availability of our common stock for trading," said Steven Townsend, Chief Executive Officer of United Natural Foods. "We have experienced solid growth over the last few years and believe our focused business strategy, combined with our position as America's premier Natural and Certified Organic distributor, provides the foundation for delivering continuous, long-term value for our stockholders."

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 32,000 products to more than 14,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:             FINANCIAL RELATIONS BOARD:
Rick D. Puckett             Joseph Calabrese                Vanessa Schwartz
Chief Financial Officer     General Information             Analyst Information
(860) 779-2800              (212) 445-8434                  (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and the Company's dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on March 16, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.